EXHIBIT 1


                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement"), dated as of May 29, 2002, is by and among Newfield Exploration Company, a Delaware corporation ("Parent"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Dutch limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Dutch limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Dutch limited partnership (collectively, the "Warburg Shareholders"), Thomas M Hamilton, David R. Henderson and Richard S. Langdon (collectively, the "Individual Shareholders" and, together with the Warburg Shareholders, the "Shareholders") and David A. Trice and Terry W. Rathert.

     WHEREAS, Parent, Newfield Operating Company, a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and EEX Corporation, a Texas corporation ("Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time pursuant thereto, the "Merger Agreement");

     WHEREAS, each of the Shareholders is the beneficial owner of that number of shares of capital stock of Company set forth opposite such Shareholder's name on Annex A hereto (such shares, together with any additional shares of capital stock of Company acquired after the date hereof, being collectively referred to herein as the "Shareholder Shares"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement to it to do so, each of the Shareholders has agreed for the benefit of Parent as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                          COVENANTS OF THE SHAREHOLDERS

     Section 1.1. Agreement to Vote. At any meeting of the shareholders of Company held prior to the termination of a Shareholder's obligations under
Article I of this Agreement pursuant to Section 4.13 hereof (the "Applicable Termination Time"), however called, and at every adjournment or postponement thereof prior to such Shareholder's Applicable Voting Termination Time, such Shareholder shall vote or cause to be voted the Shareholder Shares held by such Shareholder (a) in favor of (i) approval of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) approval and adoption of the Merger Agreement and (iii) any actions required in furtherance thereof and
(b) against (i) any Acquisition Proposal (other than any Acquisition Proposal by Parent), (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions to the obligations of Parent and Merger Sub under the Merger Agreement not being fulfilled, (iii) any change in the directors of the Company, or (iv) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated.

     Section 1.2 Irrevocable Proxy. In order to better effect the provisions of
Section 1.1 hereof, each of the Shareholders hereby appoints David A. Trice and Terry W. Rathert, and each of them, as the proxy of such Shareholder, each with full power of substitution, to vote the Shareholder Shares held by such Shareholder at any meeting of the shareholders of Company held prior to such Shareholder's Applicable Termination Time, however called, and at every adjournment or postponement thereof prior to such Shareholder's Applicable Termination Time in accordance with the terms of Section 1.1 hereof. Each of the Shareholders acknowledges that Parent is relying on this Agreement in incurring expenses in connection with the investigation of Company's business, the filing of applications for regulatory approvals and other actions necessary for the consummation of the Merger. EACH OF THE SHAREHOLDERS ACKNOWLEDGES THAT THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING ARTICLE 2.29C OF THE TBCA, AND SHALL NOT BE TERMINATED BY ANY ACT OF SUCH SHAREHOLDER, BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS, EXCEPT AS PROVIDED IN THIS AGREEMENT. Each of the Shareholders acknowledges that the performance of this Agreement is intended to benefit Parent.

     Section 1.3 Proxies and Voting Agreements. Each of the Shareholders hereby revokes any and all previous proxies (other than (i) the proxy granted pursuant to Section 1.2 hereof and (ii) any proxy granted by such Shareholder for use at Company's annual meeting of shareholders to be held on May 30, 2002 (the "2002 Annual Meeting")) granted with respect to the Shareholder Shares held by such Shareholder. Prior to such Shareholder's Applicable Termination Time, such Shareholder agrees not to, directly or indirectly, with respect to the Shareholder Shares held by such Shareholder (a) grant any proxies or powers of attorney (except pursuant to Section 1.2 hereof and with respect to matters to be voted upon at the 2002 Annual Meeting), (b) deposit any of such shares into any voting trust or (c) enter into any other voting agreement or understanding.

     Section 1.4 No Solicitation. Each of the Shareholders hereby agrees:

     (a) from and after the date hereof until such Shareholder's Applicable Termination Time, (i) not to, (ii) not to authorize or permit any of such Shareholder's affiliates or any of such Shareholder's or such Shareholder's affiliates' officers, directors, employees and partners to, (iii) not to authorize such Shareholder's or any of such Shareholder's affiliates' agents or representatives to and (iv) to use all reasonable efforts to ensure that such Shareholder's and such Shareholder's affiliates' agents and representatives do not, directly or indirectly, (x) initiate, solicit or knowingly encourage or otherwise facilitate (including providing any nonpublic information relating to Company and its Subsidiaries) the making of an Acquisition Proposal or (y) engage in any discussions or negotiations with, or provide any nonpublic information relating to Company and its Subsidiaries to, any Person relating to, or that would reasonably be expected to lead to the making of, an Acquisition Proposal;

     (b) to immediately cease and cause to be terminated all existing activities, discussions or negotiations by such Shareholder, any of such Shareholder's affiliates or any of such Shareholder's or such Shareholder's affiliates' officers, directors, employees, partners, agents and representatives with any Person other than Parent with respect to any Acquisition Proposal or the solicitation or making of any Acquisition Proposal;

     (c) from and after the date hereof until such Shareholder's Applicable Termination Time, promptly notify Parent if any Person makes, or indicates an interest in making, an Acquisition Proposal to such Shareholder or any of such Shareholder's affiliates or to such Shareholder's or any of such Shareholder's affiliates' officers, directors, employees, partners, agents and representatives, and to include in such notice the identity of the Person or group making or indicating an interest in making an Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal; and

     (d) from and after the date hereof until such Shareholder's Applicable Termination Time, not to enter into any agreement or understanding with any person that provides for, or in any way facilitates, an Acquisition Proposal.

     (e) This Section 1.4 shall not prevent any Shareholder or any of its affiliates, officers, directors, employees, partners, agents or representatives who is a member of the Board of Directors of Company from taking any actions otherwise prohibited by this Section 1.4 to the extent that such actions are expressly permitted by the Merger Agreement. For purposes of this Section 1.4, Company shall be deemed not to be an affiliate of any Shareholder.

     Section 1.5 Transfer of Shareholder Shares by the Shareholders. Prior to such Shareholder's Applicable Termination Time, each of the Shareholders agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Shareholder Shares held by such Shareholder.

     Section 1.6 Public Announcement. Each of the Shareholders hereby consents to Parent's announcement in any press release, public filing, advertisement or other document that such Shareholder has entered into this Agreement.

     Section 1.7 Several Obligations. The obligations of each Shareholder hereunder shall be several and not joint.

                                   ARTICLE II
                              ADDITIONAL AGREEMENTS

     Section 2.1. Purchase of Warrants; Termination of Certain Registration Rights.

     (a) Notwithstanding anything to the contrary set forth in the Warrant Agreements, each of the Warburg Shareholders hereby agrees that it will sell to Parent, and Parent hereby agrees that it will purchase from such Warburg Shareholder, all of the warrants held by such Warburg Shareholder under the Warrant Agreements, effective as of the Effective Time without any further action by any Person, for an aggregate purchase price of $10.00, the receipt and sufficiency of which are hereby acknowledged.

     (b) Notwithstanding anything to the contrary set forth in that certain Registration Rights Agreement, dated as of January 8, 1999, by and among Company and the Warburg Shareholders (the "Company Registration Rights Agreement"), and in consideration for the execution by Parent of the Parent Registration Rights Agreement (as defined below), each of the Warburg Shareholders hereby agrees that the rights of such Warburg Shareholder under the Company Registration Rights Agreement shall terminate and be of no further force and effect at and after the Effective Time.

     Section 2.2. Certain Additional Agreements with the Warburg Shareholders. In consideration of the Warburg Shareholders entering into this Agreement, Parent further agrees as follows:

     (a) Parent represents and warrants that its Board of Directors has approved the acquisition of shares of Parent Common Stock in the Merger by Howard Newman and by the Warburg Shareholders (to the extent that they are deemed to be "directors" of Parent by virtue of Howard Newman's position as a director of Parent) pursuant to Rule 16b-3(d) promulgated under the Securities Exchange Act of 1934, as amended, such that such acquisition is exempt from the provisions of
Section 16(b) of the Exchange Act. Parent covenants and agrees that such approval shall not be withdrawn.

     (b) Concurrently with the execution of this Agreement, and as a condition to the Warburg Shareholders entering into this Agreement, Parent has executed and delivered to the Warburg Shareholders a Registration Rights Agreement providing for certain registration rights with respect to the shares of Parent Common Stock to be issued to the Warburg Shareholders (the "Parent Registration Rights Agreement"). The Parent Registration Rights Agreement has been duly authorized, executed and delivered by Parent, and constitutes a legal, valid and binding obligation enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     (c) Parent represents and warrants that this Agreement has been duly executed and delivered by it and is a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     (d) Parent acknowledges that the Warburg Shareholders may be required to make a filing under the HSR Act and shall provide such assistance to the Warburg Shareholders as is reasonably required for the Warburg Shareholders to obtain approval from the Federal Trade Commission or the Department of Justice in connection therewith, including the taking of any or all of the following actions to the extent necessary to obtain such approval: entering into negotiations, providing information, substantially complying with any second request for information pursuant to the HSR Act, making proposals, and entering into and performing agreements or submitting to judicial or administrative orders; provided, however, that in no event shall Parent take, or be required to take, any action that would reasonably be expected to result in a Parent Material Adverse Effect. Parent will consult and cooperate with the Warburg Shareholders in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Warburg Shareholders in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. All filing fees relating to the filing by the Warburg Shareholders under the HSR Act shall be paid by the Warburg Shareholders; provided, however, that, if the Merger is consummated, as soon as practicable after the Effective Time, Parent shall reimburse the Warburg Shareholders for 50% of such fees.

     (e) The obligation of each Warburg Shareholder under this Agreement shall be limited to the assets of such Warburg Shareholder, and no party shall have any recourse to any partner or affiliate of any Warburg Shareholder for any breach of this Agreement by any Warburg Shareholder.

                                  ARTICLE II I
              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                                 OF SHAREHOLDERS

     Each of the Shareholders severally represents, warrants and covenants to Parent with respect to such Shareholder that:

     Section 3.1. Ownership. Such Shareholder is as of the date hereof the beneficial owner of the Shareholder Shares described herein as owned by such Shareholder, such Shareholder Shares are held of record by such Shareholder or by a nominee or custodian for the benefit of such Shareholder, such Shareholder has the sole right to vote such Shareholder Shares, and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to such Shareholder Shares. None of such Shareholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to such Shareholder Shares, other than as contemplated by Article I hereof.

     Section 3.2. Authority and Non-Contravention. If such Shareholder is a Warburg Shareholder, such Shareholder is a limited or general partnership duly formed and validly existing under the laws of the jurisdiction of its organization. Such Shareholder has the right, power and authority, and such Shareholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other Person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Such actions by such Shareholder (a) require no action by or in respect of, or filing with, any Governmental Authority with respect to such Shareholder, other than any required filings under Section 13 and 16 of the Exchange Act or under the HSR Act, and (b) do not and will not contravene or constitute a default under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on such Shareholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Shareholder Shares held by such Shareholder (other than as provided in this Agreement with respect to such Shareholder Shares).

     Section 3.3. Binding Effect. This Agreement has been duly executed and delivered by such Shareholder and is a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     Section 3.4. Total Shares. The Shareholder Shares indicated as held by such Shareholder on Annex A hereto are the only shares of capital stock of Company owned beneficially or of record as of the date hereof by such Shareholder (other than, with respect to the Warburg Shareholders, the warrants referenced in
Section 2.1 of this Agreement and, with respect to the Individual Shareholders who are officers or directors of Company, shares of capital stock that may be acquired upon the exercise of options granted pursuant to any Company's stock option plans), and such Shareholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company (other than, with respect to the Warburg Shareholders, the warrants referenced in
Section 2.1 of this Agreement and, with respect to the Individual Shareholders who are officers or directors of Company, shares of capital stock that may be acquired upon the exercise of options granted pursuant to any of Company's stock option plans) and has no other interest in or voting rights with respect to any other securities of Company.

     Section 3.5. Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from Company, Parent or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder, except as otherwise provided in the Merger Agreement.

                                   ARTICLE IV
                                  MISCELLANEOUS

     Section 4.1. Expenses. Except as expressly set forth herein, each party hereto shall pay its own expenses (including, without limitation, the fees, costs and disbursements of counsel and other advisors) incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 4.2. Further Assurances. From time to time, at the reasonable request of Parent, each of the other parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 4.3. Specific Performance. Each of the Shareholders agrees that Parent would be irreparably damaged if for any reason such Shareholder fails to perform any of its obligations under this Agreement, and that Parent would not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by such Shareholder. This provision is without prejudice to any other rights that Parent may have against such Shareholder for any failure to perform its obligations under this Agreement.

     Section 4.4. Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

     To Parent:

     Newfield Exploration Company
     363 N. Sam Houston Pkwy E.
     Suite 2020
     Houston, Texas 77060
     Attention:  Terry W. Rathert
     Facsimile No.:  (281) 847-6006

     with a copy (which shall not constitute notice) to:

     Vinson & Elkins L.L.P.
     2300 First City Tower
     1001 Fannin St.
     Houston, Texas  77002-6760
     Attention:  James H. Wilson
     Facsimile No.:  (713) 615-5926

     To any of the Warburg Shareholders:

     c/o Warburg, Pincus & Co.
     466 Lexington Avenue
     New York, New York 10017
     Attention:  Peter R. Kagan
     Facsimile No.:  (212) 878-9351

     With a copy (which shall not constitute notice) to:

     Willkie Farr & Gallagher
     787 Seventh Avenue
     New York, NY 10019
     Attention:  Maurice M. Lefkort
     Facsimile No.:  (212) 728-8111

     To any of the Individual Shareholders:

     c/o EEX Corporation
     2500 CityWest Blvd.
     Suite 1400
     Houston, Texas 77042
     Facsimile No.:  (713) 243-3359

     To David A. Trice or Terry W. Rathert
     c/o Newfield Exploration Company
     363 N. Sam Houston Pkwy E.
     Suite 2020
     Houston, Texas 77060
     Facsimile No.:  (281) 847-6006

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a nationally recognized next-day courier or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     Section 4.5. Interpretation. Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

     Section 4.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     Section 4.7. Entire Agreement; No Third Party Beneficiaries.

     (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) Except as set forth in Section 2.1(b) hereof, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof. For greater certainty, Section 2.1(b) hereof shall inure to the benefit of, and shall be enforceable against the parties hereto by, Company.

     Section 4.8. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, without giving effect to the principles of conflicts of law thereof that would require the application of another state's law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that litigation brought in such courts has been brought in an inconvenient forum.

     Section 4.9. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

     Section 4.10. Amendment; Waiver.

     (a) Except as provided in Section 4.10(b) below, this Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     (b) Without the consent of each of the parties hereto, (i) Article II and Sections 4.13(b) and 4.13(c) hereof may be modified, amended, altered or supplemented upon the execution and delivery of a written agreement executed by Parent and the Warburg Shareholders and (ii) the Warburg Shareholders may waive their termination right under Section 4.13(c) upon the execution and delivery of a written waiver executed by the Warburg Shareholders. Any amendment or waiver of any provision of this Agreement pursuant to this Section 4.10(b) shall have no effect on the rights or obligations under this Agreement of the parties hereto that are not party to such amendment or waiver.

     Section 4.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

     Section 4.12. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

     Section 4.13. Termination.

     (a) This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement by any party thereto in accordance with its terms; or (iii) any amendment of the Merger Agreement without the written consent of the Shareholders that (x) provides for a reduction in the Merger Consideration or
(y) changes the form of the payment of the Merger Consideration; provided, however, that Articles II and IV shall survive the termination of this Agreement pursuant to clause (i) of this Section 4.13(a).

     (b) Upon any amendment of the Merger Agreement without the written consent of the Warburg Shareholders that has the effect of increasing the Merger Consideration payable to the holders of the Company Common Stock or decreasing the Merger Consideration payable to the holders of the Company Preferred Stock, the Warburg Shareholders may elect to terminate this

Agreement as it relates to the Warburg Shareholders; provided, however, that the Warburg Shareholders shall be required, with respect to any such amendment, to exercise their right to terminate this Agreement pursuant to this Section 4.13(b) no later than three Business Days after receiving notice of such amendment in accordance with the Merger Agreement.

     (c) If, prior to the Effective Time, Parent shall purchase or agree to purchase any shares of Company Common Stock at a per share purchase price greater than the Negotiated Price, the Warburg Shareholders may elect to terminate this Agreement (other than Article II hereof) as it relates to the Warburg Shareholders; provided, however, that the Warburg Shareholders shall be required, with respect to any particular purchase by Parent, to exercise their right to terminate this Agreement (other than Article II hereof) pursuant to this Section 4.13(c) no later than three Business Days after receiving notice from Parent of such purchase. Parent hereby agrees to provide prompt notice to the Warburg Shareholders of any such purchase by Parent. If the Warburg Shareholders elect to terminate this Agreement (other than Article II hereof) pursuant to this Section 4.13(c), Article II of this Agreement shall remain in full force and effect as it relates to the Warburg Shareholders. For the purposes of this Section 4.13(c), "Negotiated Price" shall mean the product of
(i) 0.05703 multiplied by (ii) (A) in the case of any purchase by Parent of shares of Company Common Stock in any regular way, block or other trades on the New York Stock Exchange ("NYSE"), the then prevailing market price per share of Parent Common Stock as reported by the NYSE or (B) in the case of any purchase by Parent of shares of Company Common Stock by any other means, the average of the high and low sales prices, as reported by the NYSE, of Parent Common Stock for the most recently completed trading day.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        NEWFIELD EXPLORATION COMPANY

                                        By: /s/ David A. Trice
                                            ------------------------------
                                        Name:  David A. Trice
                                        Title:


                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By: Warburg, Pincus & Co., its General
                                            Partner

                                            By: /s/ Peter R. Kagan
                                                ------------------------------
                                                Peter R. Kagan
                                                Managing Director


                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS I, C.V.

                                        By: Warburg, Pincus & Co., its General
                                            Partner

                                            By: /s/  Peter R. Kagan
                                                ------------------------------
                                                Peter R. Kagan
                                                Managing Director


                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS II, C.V.

                                        By: Warburg, Pincus & Co., its General
                                            Partner

                                            By: /s/  Peter R. Kagan
                                                ------------------------------
                                                Peter R. Kagan
                                                Managing Director

                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS III, C.V.

                                        By: Warburg, Pincus & Co., its General
                                            Partner

                                        By: /s/ Peter R. Kagan
                                            ------------------------------
                                            Peter R. Kagan
                                            Managing Director


                                            /s/ Thomas M. Hamilton
                                        ------------------------------
                                        Thomas M Hamilton


                                            /s/ David R. Henderson
                                        ------------------------------
                                        David R. Henderson


                                            /s/ Richard S. Langdon
                                        ------------------------------
                                        Richard S. Langdon


                                            /s/ David A. Trice
                                        ------------------------------
                                        David A. Trice


                                            /s/ Terry W. Rathart
                                        ------------------------------
                                        Terry W. Rathert

                                     ANNEX A

                               SHAREHOLDER SHARES

                                                           Shares of Company Common         Shares of Company
                             Shareholder                             Stock                   Preferred Stock
Warburg, Pincus Equity Partners, L.P.                                  -                        1,830,888

Warburg, Pincus Netherlands Equity Partners I, C.V.                    -                         58,123

Warburg, Pincus Netherlands Equity Partners II, C.V.                   -                         38,749

Warburg, Pincus Netherlands Equity Partners III, C.V.                  -                          9,687

Thomas M Hamilton                                                   384,133                         -

David R. Henderson                                                   67,700                         -

Richard S. Langdon                                                   58,934                         -


     Total Shareholder Shares                                       510,767                     1,937,447